Exhibit 99.1

Resources Connection, Inc. Reports Third Quarter Results for Fiscal 2018

Revenue of $172.4 million for the quarter
Net income of $4.6 million and adjusted EBITDA* of $8.7 million for the quarter
Diluted earnings per share of $0.14 for the quarter
Company achieves significant milestones in implementation of its strategic initiatives and integration of recent acquisitions

IRVINE, Calif.--(BUSINESS WIRE)--April 4, 2018--Resources Connection, Inc. (NASDAQ: RECN), a multinational business consulting firm, operating as Resources Global Professionals (the “Company” or “RGP”), today announced its financial results for the third quarter ended February 24, 2018.

Revenue for the third quarter of 2018 was $172.4 million, up approximately 20% year over year and 10% sequentially, including revenue from the Company’s recent Accretive Solutions, Inc. (“Accretive”) and taskforce – Management on Demand AG (“taskforce”) acquisitions. Excluding Accretive and taskforce, revenue was up approximately 5% year over year. Revenue in Europe improved for the ninth successive quarter, up 61% year over year, including revenue from taskforce. Revenue in the US increased approximately 15% year over year, including revenue from Accretive. The Company’s Asia Pacific revenue improved 9.4% year over year.

Net income for the quarter was $4.6 million (2.7% of revenue), with an Adjusted EBITDA* of $8.7 million (5.0% of revenue). Net income per diluted share was $0.14 for the third quarter of 2018, including $0.07 per diluted share related to a reduction in income tax expense from the Tax Cuts and Jobs Act, offset by costs of $0.11 per diluted share related to severance, acquisition, business development, transformation and integration expenses during the quarter. The Company paid a quarterly cash dividend on December 14, 2017 of $0.12 per share, resulting in a total dividend payment of $3.6 million. RGP also repurchased approximately $5.1 million of its common stock on the open market; as of February 24, 2018, approximately $120 million remains available for future repurchases of the Company’s common stock under the Company’s share repurchase program.

“We achieved strong results this quarter across our three priority focus areas: growing revenue in all geographies, the smooth integration of Accretive and taskforce, and continuing the successful execution of our strategic initiatives,” said Kate Duchene, President and Chief Executive Officer of RGP. “Our performance demonstrates the positive impact that our acquisitions and strategic initiatives are beginning to have on the business. We remain focused on delivering in all three areas in Q4 to build on our momentum and capitalize on the many growth opportunities ahead.”

*Adjusted EBITDA is defined as earnings before interest, income taxes, depreciation, amortization and stock-based compensation.

UPDATE ON ACQUISITION INTEGRATIONS

RGP has made continued progress this quarter in integrating its two acquisitions, Accretive and taskforce, and the Company remains on track to complete the integration of both acquisitions during the summer. RGP’s consolidated financial results for the third quarter include Accretive revenue of approximately $17.3 million and taskforce revenue of approximately $3.8 million.

UPDATE ON STRATEGIC INITIATIVES

RGP continues to implement successfully the strategic initiatives it announced last year to improve its performance in both revenue generation and cost containment. With respect to the first initiative, to transform the Company’s sales culture, RGP has completed virtually all of its sales transformation efforts in the US. The Company has rolled out Salesforce throughout the enterprise, launched a new learning and development program and developed go to market, sales management and account development playbooks to guide sales behavior. A new incentive structure for the Company’s sales team is expected to be fully developed by the end of the fourth quarter and implemented in fiscal year 2019. Revenue for the Company’s Strategic Client Program (“SCP”) is up 9.0% year over year, and SCP is expected to deliver additional growth in fiscal year 2019.

The Company’s second initiative, to redesign its business model to enhance client offerings, is substantially complete. In the third quarter, RGP finished building out its talent group, marking the completion of all of its major structural updates. The Company also completed the implementation of a sales structure in all major markets to focus on middle market client acquisition and development. The Company is now operating entirely under its new organizational design in the US, and is focused on driving accountability, productivity and results. As part of these efforts, the Company recently hosted a leadership summit in Dallas to outline the management team’s strategies and business objectives and more clearly define roles and responsibilities.

The Company remains committed to its third initiative, to contain costs and lower selling, general and administrative expenses (“SG&A”) as a percentage of revenue. The Company’s SG&A was higher than planned this quarter, largely due to costs associated with the integration of the Company’s two acquisitions and increased business development and training efforts. These short-term costs are a necessary investment in the growth of the business and its client base, and are expected to taper off beginning in fiscal year 2019, and to be further offset by additional cost synergies realized through the successful integrations of the Accretive and taskforce acquisitions.

FISCAL THIRD QUARTER REVIEW

Revenue for the third quarter of fiscal 2018 increased by 19.9% (17.6% constant currency) to $172.4 million compared to $143.8 million in the prior year third quarter. Without Accretive’s revenue of $17.3 million in the quarter and taskforce’s revenue of $3.8 million revenue was up 5.2%. On a sequential basis, third quarter revenue increased by approximately 10% (9.6% constant currency) from $156.7 million in the second quarter of fiscal 2018. Absent revenue from the acquisitions, revenue decreased $1.8 million sequentially, or 1.2%. The decline, which was expected, can be attributed primarily to the Christmas, New Year and Chinese New Year holidays, with the only significant holiday in the second quarter being Thanksgiving in the US. Year over year constant currency results for international revenue are computed using the comparable third quarter fiscal 2017 conversion rates, and the sequential quarter constant currency international revenue is computed using the comparable second quarter fiscal 2018 conversion rates.

Including Accretive operations, revenue in the US increased by 14.9% year over year and 12.5% sequentially. Excluding Accretive operations, US revenue was flat year over year and decreased 2.0% sequentially. The sequential decrease was expected and was primarily due to the timing of holidays, as outlined above. International revenue improved by 41.4% year over year (29.6% constant currency) and 2.1% sequentially (0.6% constant currency), reflecting strength in the Company’s United Kingdom, Ireland and Sweden practices. Revenue in Europe grew 34.4% year over year and 0.2% sequentially, excluding revenue attributable to the taskforce acquisition.

Net income improved in the third quarter of fiscal 2018 to $4.6 million, or $0.14 per diluted share, including $0.07 per diluted share related to a reduction in income tax expense from the Tax Cuts and Jobs Act, offset by costs of $0.11 per diluted share related to severance, acquisition, business development and transformation related expenses during the quarter; this compares to net income of $2.9 million, or $0.09 per diluted share, in the prior year third quarter. Adjusted EBITDA was $8.7 million (5.0% of revenue) and $8.4 million (5.8% of revenue) for the quarter ended February 24, 2018 and February 25, 2017, respectively.

Gross margin of 36.3% in the third quarter of fiscal 2018 was flat compared to the prior year third quarter. Sequentially, gross margin decreased 160 basis points from 37.9% in the second quarter of fiscal 2018, primarily due to an increase in average pay rate per hour and an increase in employer payroll tax expense typically experienced with the beginning of a new calendar year.

SG&A expenses for the third quarter of fiscal 2018 were $55.3 million (32.1% of revenue) compared to $45.4 million (31.5% of revenue) in the prior year third quarter and $47.5 million (30.3% of revenue) in the second quarter of fiscal 2018. The Company recorded approximately $3.6 million related to severance, acquisition, transformation and integration costs in the third quarter of fiscal 2018, including approximately $700,000 related to severance expenses. Without these charges, the primary driver of the SG&A increase year over year was additional expenses related to the operations of Accretive and taskforce of $6.2 million. Sequentially, SG&A increased because of $5.2 million of expenses related to the operations of Accretive, an increase of $0.7 million over the amount incurred related to severance, acquisition, transformation and integration costs, an increase in higher employer payroll related taxes with the reset of limit rates at the beginning of the new calendar year and an increase in the provision for uncollectable accounts.

Cash used in operations was $3.9 million for the third quarter ended February 24, 2018, compared to $1.2 million for the third quarter ended February 25, 2017; the increased use of cash was primarily driven by growth in the Company’s revenue activity at the end of the quarter, increasing the ending fiscal 2018 third quarter balance of accounts receivable.

In the third quarter of fiscal 2018, the Company paid a dividend of $0.12 per share to shareholders, resulting in a total dividend payment of $3.6 million. RGP also purchased 320,822 shares of its common stock on the open market at an average price of $15.95 per share, for approximately $5.1 million. As of February 24, 2018, the Company’s cash and cash equivalents were $43.2 million compared to $56.3 million at the end of the second quarter on November 25, 2017.

CONFERENCE CALL

RGP will hold a conference call for analysts and investors at 5:00 p.m., ET today, April 4, 2018. This conference call will be available for listening via a webcast on the Company’s website: http://www.rgp.com. An audio replay of the conference call will be available through April 11, 2018 at 855-859-2056. The conference ID number for the replay is 5367088. The call will also be archived on the RGP website for 30 days.

ABOUT RGP

RGP, the operating subsidiary of Resources Connection, Inc. (NASDAQ: RECN), is a multinational business consulting firm that helps leaders execute internal initiatives. Partnering with business leaders, we drive internal change across all parts of a global enterprise – accounting; finance; governance, risk and compliance management; corporate advisory, strategic communications and restructuring; information management; human capital; supply chain management; and legal and regulatory.

RGP was founded in 1996 within a Big Four accounting firm. Today, we are a publicly traded company with over 4,000 professionals, annually serving over 2,600 clients around the world from 74 practice offices.

Headquartered in Irvine, California, RGP has served 87 of the Fortune 100 companies.

The Company is listed on the NASDAQ Global Select Market, the exchange’s highest tier by listing standards. More information about RGP is available at http://www.rgp.com. (RECN-F)

Certain statements in this press release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by words such as “anticipates,” “believes,” “can,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “remain,” “should” or “will” or the negative of these terms or other comparable terminology. In this press release, such statements include expectations regarding the successful integration of the Accretive and taskforce acquisitions, including cost synergies expected to be realized in connection with such acquisitions, revenue growth and financial results, and the Company’s strategic initiatives. Such statements and all phases of the Company’s operations are subject to known and unknown risks, uncertainties and other factors that could cause our actual results, levels of activity, performance or achievements and those of our industry to differ materially from those expressed or implied by these forward-looking statements. Risks and uncertainties include our ability to successfully execute on our strategic initiatives and integrate our acquisitions of Accretive and taskforce, seasonality, overall economic conditions and other factors and uncertainties as are identified in our most recent Quarterly Report on Form 10-Q and our other public filings made with the Securities and Exchange Commission (File No. 0-32113). Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business or operating results. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company does not intend, and undertakes no obligation, to update the forward-looking statements in this press release to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, unless required by law to do so.

RESOURCES CONNECTION, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	February 24,	February 25,	February 24,	February 25,
	2018	2017	2018	2017
	(Unaudited)		(Unaudited)
Revenue	$172,414	$143,844	$470,338	$434,791
Direct cost of services	109,904	91,597	294,711	271,507
Gross margin	62,510	52,247	175,627	163,284
Selling, general and administrative expenses (1)	55,268	45,376	150,181	135,046
Operating income before amortization
and depreciation (1)	7,242	6,871	25,446	28,238
Amortization of intangible assets	1,004	-	1,326	-
Depreciation expense	1,089	909	2,976	2,511
Operating income (1)	5,149	5,962	21,144	25,727
Interest expense	542	351	1,276	415
Interest income	(34)	(16)	(94)	(126)
Income before provision for income taxes (1)	4,641	5,627	19,962	25,438
Provision for income taxes (2)	46	2,743	5,117	11,224
Net income (1), (2)	$4,595	$2,884	$14,845	$14,214
Net income per common share:
Basic (1), (2)	$0.15	$0.10	$0.49	$0.42
Diluted (1), (2)	$0.14	$0.09	$0.48	$0.41
Weighted average common shares outstanding:
Basic	31,440	29,764	30,473	33,916
Diluted	32,066	30,584	30,901	34,550
Cash dividends declared per common share	$0.12	$0.11	$0.36	$0.33

EXPLANATORY NOTES

(1) Selling, general and administrative expenses include non-cash compensation expense for employee stock option grants, restricted share grants and employee stock purchases of $1.4 million and $1.5 million for the three months ended February 24, 2018 and February 25, 2017, respectively and $4.5 million and $4.7 million for the nine months ended February 24, 2018 and February 25, 2017, respectively. The expense for the nine months ended February 24, 2018 includes approximately $140,000 related to accelerated vesting of stock options as part of the agreement with a departing senior executive; the expense for the nine months ended February 25, 2017 includes approximately $400,000, or $0.01 per share, related to accelerated vesting of options as part of the agreement with a departing senior executive.

(2) The Company’s effective tax rate was approximately 1% and approximately 49% for the three months ended February 24, 2018 and February 25, 2017, respectively and approximately 26% and 44% for the nine months ended February 24, 2018 and February 25, 2017, respectively. On December 22, 2017, US federal tax reform was enacted which lowered the US statutory federal tax rate from 35% to 21% effective January 1, 2018, resulting in a blended US statutory federal tax rate of approximately 29.4% for fiscal year ending May 26, 2018. For the three months ended February 24, 2018, the Company reported provisional amounts related to the impact of US federal tax reform, including a tax benefit of $1.1 million due to re-measurement of US deferred tax assets and liabilities at the rate the balances are expected to be realized (29.4% in fiscal 2018 and 21% thereafter) and a tax benefit of $1.1 million as a result of applying the reduced statutory federal rate of 29.4% to the US earnings for fiscal 2018.

The nine months ended February 24, 2018 also includes the reversal of approximately $2.4 million of valuation allowances on the deferred tax assets of certain foreign entities and the nine months ended February 25, 2017 includes the reversal of approximately $0.2 million of tax valuation allowances. For all periods presented, the Company is unable to benefit from, or has limitations on the benefit of, tax losses in certain foreign jurisdictions. To a lesser extent, the accounting treatment under GAAP for the cost associated with incentive stock options and shares purchased through the Employee Stock Purchase Plan has caused volatility in the Company’s effective tax rate.

RESOURCES CONNECTION, INC.
RECONCILIATION OF NET INCOME TO ADJUSTED EBITDA
(Dollars in thousands)

	Three Months Ended		Nine Months Ended
	February 24,	February 25,	February 24,	February 25,
	2018	2017	2018	2017

	(Unaudited)		(Unaudited)

Net income	$4,595	$2,884	$14,845	$14,214
Adjustments:
Amortization of intangible assets	1,004	-	1,326	-
Depreciation expense	1,089	909	2,976	2,511
Interest expense	542	351	1,276	415
Interest income	(34)	(16)	(94)	(126)
Provision for income taxes	46	2,743	5,117	11,224
EBITDA	7,242	6,871	25,446	28,238
Stock-based compensation expense	1,437	1,508	4,499	4,658
Adjusted EBITDA	$8,679	$8,379	$29,945	$32,896
Revenue	$172,414	$143,844	$470,338	$434,791
Adjusted EBITDA Margin	5.0%	5.8%	6.4%	7.6%

EXPLANATORY NOTE

The Company utilizes certain financial measures and key performance indicators that are not defined by, or calculated in accordance with, GAAP to assess our financial and operating performance. A non-GAAP financial measure is defined as a numerical measure of a company’s financial performance that (i) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the comparable measure calculated and presented in accordance with GAAP in the statement of operations; or (ii) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the comparable measure so calculated and presented.

EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin are non-GAAP financial measures. EBITDA is calculated as net income before amortization of intangible assets, depreciation expense, interest and income taxes. Adjusted EBITDA is calculated as EBITDA plus stock-based compensation expense. Adjusted EBITDA Margin is calculated by dividing Adjusted EBITDA by revenue. We believe that EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin, which are used by management to assess the core performance of our Company, also provide useful information to our investors because they are alternative financial measures that investors can also use to assess the core performance of our Company and compare it to the Company’s peers. EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin are not measurements of financial performance or liquidity under GAAP and should not be considered in isolation or construed as substitutes for net income or other cash flow data prepared in accordance with GAAP for purposes of analyzing our profitability or liquidity. These measures should be considered in addition to, and not as a substitute for, net income, earnings per share, cash flows or other measures of financial performance prepared in accordance with GAAP.

RESOURCES CONNECTION, INC.
CONSTANT CURRENCY REVENUE COMPARISON
(Dollars in thousands)
(Unaudited)

Revenue for the Three Months Ended
February 24, 2018 GAAP	February 25, 2017 GAAP	November 25, 2017 GAAP	% Increase February 24, 2018 vs. February 25, 2017 GAAP	% Increase February 24, 2018 vs. February 25, 2017 Constant Currency (1)	% Increase February 24, 2018 vs. November 25, 2017 GAAP	% Increase February 24, 2018 vs. November 25, 2017 Constant Currency (2)

$172,414	$143,844	$156,738	19.9%	17.6%	10.0%	9.6%

(1) The percentage change in revenue on a constant currency basis is calculated using the average foreign exchange rates for the third quarter of fiscal 2017 and applying those rates to foreign-denominated revenue in the third quarter of fiscal 2018.

(2) The percentage change in revenue on a constant currency basis is calculated using the average foreign exchange rates for the second quarter of fiscal 2018 and applying those rates to foreign-denominated revenue in the third quarter of fiscal 2018.

EXPLANATORY NOTE

In order to provide a more comprehensive view of trends in our business, this table shows revenue data on an as-reported basis (GAAP) for the respective periods and relative change in the same periods from the impact on revenue of exchange rate fluctuations between the United States dollar and currencies in countries in which the Company operates.

RESOURCES CONNECTION, INC.
SELECTED BALANCE SHEET, CASH FLOW AND OTHER INFORMATION
(Amounts in thousands, except consultant headcount)

	February 24,	May 27,
	2018	2017

	(Unaudited)

Cash and cash equivalents	$43,217	$62,329
Accounts receivable, less allowances	$125,795	$98,222
Total assets	$420,134	$364,128
Current liabilities	$78,313	$71,771
Total stockholders’ equity	$268,912	$238,142
Consultant headcount, end of period	3,143	2,569
Shares outstanding, end of period	31,487	29,662

	Nine Months Ended
	February 24,	February 25,
	2018	2017

	(Unaudited)

Cash flow from operating activities	$(2,254)	$6,926
Cash flow from investing activities	$(25,086)	$21,133
Cash flow from financing activities	$8,233	$(73,785)

CONTACT:
Media Contact:
Michael Sitrick
(US+) 1-310-788-2850
mike_sitrick@sitrick.com
or
Analyst Contact:
Herb Mueller, Chief Financial Officer
(US+) 1-714-430-6500
herb.mueller@rgp.com